UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SGX Pharmaceuticals, Inc.

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SGX PHARMACEUTICALS, INC.
10505 Roselle Street
San Diego, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 17, 2007 at 9:00 a.m. local time at the Company’s corporate headquarters located at 10505 Roselle Street, San Diego, California 92121 for the following purposes:

1.	To elect three directors to hold office until our 2010 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for our Annual Meeting is April 2, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Michael Grey
President and Chief Executive Officer

San Diego, California
April 13, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Proposal 1
EXECUTIVE OFFICERS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal 2
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
DIRECTOR COMPENSATION

SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, CA 92121

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

May 17, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of SGX Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “SGX”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 13, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2007 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 15,246,399 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 2, 2007 your shares were registered directly in your name with our transfer agent, U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 2, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. You cannot vote for a greater number of persons than the number of named nominees to the Board of Directors. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 2, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, and “For” the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date to SGX’s Secretary at 10505 Roselle Street, San Diego, CA 92121.

•	You may send a written notice that you are revoking your proxy to SGX’s Secretary at 10505 Roselle Street, San Diego, CA 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes from the shares present and entitled to vote at the Annual Meeting, either in person or by proxy, will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007, must receive a “For” vote from the holder of a majority of shares present and entitled to vote at the Annual Meeting either in person or by proxy. If you “Abstain” from voting, it will be counted towards the vote total for each proposal, and will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 15,246,399 outstanding and entitled to vote. Thus 7,623,200 must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 17, 2008, to Annette North, Esq.; 10505 Roselle Street, San Diego, CA 92121. If you wish to submit a proposal that is not be included in next year’s proxy materials or nominate a director, you must do so by February 16, 2008. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Investor Relations at 10505 Roselle Street, San Diego, CA 92121.

Proposal 1

Election Of Directors

Classified Board

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has six members. The authorized size of our Board of Directors is seven members and we currently have one vacancy in the class whose term of office expires in 2009. There are three directors in the class whose term of office expires in 2007. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executive proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting

Louis C. Bock

Mr. Bock, 41, has served as a member of our board of directors since September 2000. Mr. Bock is a Managing Director of Scale Venture Partners. Mr. Bock joined Scale Venture Partners (formerly BA Venture Partners) in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, Mr. Bock was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves on the Board of Directors of Ascenta Therapeutics, Inc., diaDexus Inc., Horizon Therapeutics, Inc., Orexigen Therapeutics, Inc., and Zogenix Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

Michael Grey

Mr. Grey, 54, joined us in September 2001 as our Executive Vice President and Chief Business Officer and as a member of our board of directors. He became President in June 2003 and our Chief Executive Officer in January 2005. Prior to joining us, Mr. Grey served as a director of Trega Biosciences, Inc., a biopharmaceutical company acquired by Lion bioscience AG in 2001, from December 1998 to March 2001. He was also the President and Chief Executive Officer of Trega from January 1999 to March 2001. Prior to joining Trega, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma Inc., from 1994 to 1998. In that role, he was responsible for all company operations including research, development, sales and marketing, finance and human resources. During 1994, Mr. Grey was the President and Chief Operating Officer for Ansan, Inc. From 1974 to 1993, Mr. Grey served in various roles with Glaxo Inc. and Glaxo Holdings, plc, culminating in his position as Vice President, Corporate Development. Mr. Grey serves on the boards of the publicly held companies Achillion Pharmaceuticals, Inc., BioMarin Pharmaceuticals, Inc., and IDM Pharma, Inc. (formerly known as Epimmune Inc.). Mr. Grey received a B.Sc. in Chemistry from the University of Nottingham, United Kingdom.

Vijay Lathi

Mr. Lathi, 34, has served as a member of our board of directors since May 2002. Mr. Lathi is a Managing Director at New Leaf Venture Partners, a venture capital firm focused on healthcare technology investments, which also manages the healthcare portfolio of funds invested by The Sprout Group. Prior to his position at New Leaf Venture Partners, Mr. Lathi was a Partner at The Sprout Group, where he focused on healthcare technology investments. Before joining the Sprout Group in 1998, Mr. Lathi was an analyst in the life science venture capital group at Robertson Stephens and Co. Prior to Robertson Stephens and Co., he was an analyst with Cornerstone Research, an economic consulting firm. Mr. Lathi currently serves as a director of Kalypsys, Inc., CN Therapeutics, Inc., Ilypsa, Inc., Proteogenix, Inc., BioNeuronics Corp. and Expression Diagnostics Inc. He received a B.S. in Chemical Engineering from M.I.T. and an M.S. in Chemical Engineering from Stanford University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2008 Annual Meeting

Karin Eastham, C.P.A.

Ms. Eastham, 57, has served as a member of our board of directors since August 2005. Since May 2004, Ms. Eastham has been Executive Vice President, Chief Operating Officer and a member of the board of trustees of the Burnham Institute for Medical Research, an independent not-for-profit biomedical research institute. Prior to joining the Burnham Institute for Medical Research, Ms. Eastham was senior Vice President and Chief Financial Officer of Diversa Corporation from April 1999 to May 2004. She previously held similar positions with CombiChem, Inc., Cytel Corporation, and Boehringer Mannheim Corporation. She serves as a director of Illumina, Inc., Tercica, Inc. and Amylin Pharmaceuticals, Inc., all public biotechnology companies. She also serves on the boards of Corporate Directors Forum and UCSD Athena, both not-for-profit entities. Ms. Eastham received B.S. and M.B.A. degrees from Indiana University and is a Certified Public Accountant.

Jean-François Formela, M.D.

Dr. Formela, 50, is a Senior Partner in the life sciences sector for Atlas Venture, a venture capital firm, and has served as a member of our board of directors since June 1999. Prior to joining Atlas Venture in 1993, Dr. Formela was Senior Director, Medical Marketing and Scientific Affairs at Schering-Plough Corporation in the United States. During his tenure at Schering-Plough, he was responsible for the marketing of Intron A, Schering-Plough’s alpha-interferon. In his last position at Schering-Plough, he directed the U.S. Phase IV studies in all therapeutic areas, as well as the health economics, medical information, and biotechnology pre-marketing groups. As a medical doctor, Dr. Formela practiced emergency medicine at Necker University hospital in Paris. Since joining Atlas Venture, he has been involved in the formation of companies such as Archemix Corp., ArQule, Inc., Aureon Laboratories, Inc., Cellzome, Inc., deCODE genetics, Inc., Exelixis, Inc., MorphoSys AG, NxStage Medical, Inc., and Resolvyx Pharmaceuticals, Inc. He was also an investor in Ciphergen Biosystems, Inc., and Nuvelo, Inc. Dr. Formela serves on the board of Achillion Pharmaceuticals, Inc., a publicly held company. Dr. Formela also serves on the boards of the following private companies: Adnexus Therapeutics, Inc., ARCA Discovery, Inc., Proprius Pharmaceuticals, Inc., and Resolvyx Pharmaceuticals, Inc. He holds an M.D. degree from the Paris University School of Medicine and an M.B.A. from Columbia University.

Directors Continuing in Office Until the 2009 Annual Meeting

Christopher S. Henney, Ph.D., D.Sc.

Dr. Henney, 66, became our Chairman in December 2003 and has served as a member of our board of directors since May 2000. From 1995 to January 2003, he served as the Chairman and Chief Executive Officer of Dendreon Corporation, a publicly held biotechnology company. Dr. Henney co-founded ICOS Corporation, another publicly held biotechnology company, where he served as Executive Vice President, Scientific Director and a director from 1989 to 1995. He also co-founded Immunex Corporation, which was a publicly held biotechnology company until its acquisition by Amgen Corporation in May 2002, where he held various positions, including Director, Vice Chairman and Scientific Director from 1981 to 1989. Dr. Henney is also a former academic immunologist. He currently serves as Vice-Chairman of Cyclacel Pharmaceuticals, Inc., and as Chairman of Biomira, Inc. Dr. Henney received a D.Sc. for his contributions to Immunology, a Ph.D. in Experimental Pathology and a B.Sc. with Honors, from the University of Birmingham, United Kingdom.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of December 31, 2006:

Name	Age	Position

Executive Officers
Michael Grey	54	President, Chief Executive Officer and Director
Stephen K. Burley, M.D., D.Phil.	49	Chief Scientific Officer and Senior Vice President, Research
W. Todd Myers, C.P.A.	39	Chief Financial Officer
Annette North, Esq.	41	Vice President, Legal Affairs and Corporate Secretary
Siegfried Reich, Ph.D.	47	Vice President, Drug Discovery
Terence Rugg, M.D.	47	Chief Medical Officer and Vice President, Development

Executive Officers and Directors

Michael Grey, joined us in September 2001 as our Executive Vice President and Chief Business Officer and as a member of our board of directors. He became our President in June 2003 and our Chief Executive Officer in January 2005. Prior to joining us, Mr. Grey served as a director of Trega Biosciences, Inc., a biopharmaceutical company acquired by Lion bioscience AG in 2001, from December 1998 to March 2001. He was also the President and Chief Executive Officer of Trega Biosciences, Inc. from January 1999 to March 2001. Prior to joining Trega, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma Inc., from 1994 to 1998. In that role, he was responsible for all company operations including research, development, sales and marketing, finance and human resources. During 1994, Mr. Grey was the President and Chief Operating Officer for Ansan, Inc. From 1974 to 1993, Mr. Grey served in various roles with Glaxo Inc. and Glaxo Holdings, plc, culminating in his position as Vice President, Corporate Development. Mr. Grey serves as a director of Achillion Pharmaceuticals, Inc., IDM Pharma, Inc. (formerly known as Epimmune Inc.) and BioMarin Pharmaceutical, Inc. Mr. Grey received a B.Sc. in Chemistry from the University of Nottingham, United Kingdom.

Stephen K. Burley, M.D., D.Phil., joined us in January 2002 as our Chief Scientific Officer and Senior Vice President, Research. Dr. Burley has been an Adjunct Professor at The Rockefeller University since February 2002, where he was also the Richard M. and Isabel P. Furlaud Professor from June 1997 to January 2002. He was an Investigator at the Howard Hughes Medical Institute from September 1994 to January 2002. He was previously the Principal Investigator of the New York Structural Genomics Research Consortium. Dr. Burley is a Fellow of the Royal Society of Canada and of the New York Academy of Sciences. His research focused on the macromolecular machines responsible for mRNA transcription, splicing and translation in eukaryotes and on the problem of antibiotic resistance. Dr. Burley received an M.D. degree from Harvard Medical School and, as a Rhodes Scholar, he received a D.Phil. in Molecular Biophysics from Oxford University. His clinical training combined a residency in Internal Medicine at the Brigham and Women’s Hospital with postdoctoral work in protein crystallography under the direction of William N. Lipscomb at Harvard University. He received a B.Sc. in Physics from the University of Western Ontario. In 1999, Dr. Burley co-founded Prospect Genomics, Inc., a San Francisco-based drug discovery company that we acquired in May 2001.

W. Todd Myers, C.P.A., joined us in December 2005 as our Chief Financial Officer. Prior to joining us, Mr. Myers provided senior-level financial consulting services to publicly traded and privately held life science companies from October 2004 to December 2005. From March 2000 to June 2004, Mr. Myers was Chief Financial Officer, Secretary and Treasurer of FeRx Incorporated, a clinical development stage company dedicated to the development of oncology products based on a patented drug-delivery technology. In June 2004, FeRx Incorporated filed for protection under Chapter 7 of the bankruptcy code. From June 1997 to February 2000, he was Director of Finance at CombiChem, Inc., a publicly traded computational drug discovery company that was acquired by DuPont in 1999. Mr. Myers has also held positions with Premier Inc., a national consortium of health care providers, and with Ernst & Young LLP. Mr. Myers received his B.S. in Accounting from the University of Illinois.

Annette North, Esq., joined us in November 2000 as our Corporate Counsel and was appointed Vice President, Legal Affairs in January 2004. Prior to joining us, she was Senior Director of Operations and Legal at Axys Pharmaceuticals, Inc., a small molecule drug discovery company, from 1998 to 1999 and Legal Counsel and

Director of Legal Affairs at Sequana Therapeutics, Inc., a biotechnology company, from 1995 to 1998. From 1991 to 1994, Ms. North was employed by Nabarro Nathanson plc, a national law firm in London, England, with her practice focusing primarily on commercial litigation, and from 1989 to 1990 she worked at Corrs, Chambers, Westgarth, a national law firm in Melbourne, Australia. She is a member of the State Bar of California, a Solicitor of the Supreme Court of England and Wales and a Barrister and Solicitor of the Supreme Court of Victoria, Australia. Ms. North received both her Bachelor of Commerce and her Bachelor of Laws from the University of Melbourne, Australia.

Siegfried Reich, Ph.D., joined us in mid-January 2006 as Vice President of Drug Discovery. Prior to joining us, from 2001 to December 2005, Dr. Reich was Vice President, Head of Viral and Ophthalmic Diseases Therapeutic Zone in Discovery at Pfizer, Inc. (Global Research and Development, La Jolla), overseeing the development of multiple clinical candidates in antivirals and ophthalmology. Prior to that, Dr. Reich held the position of Director, Head of Medicinal Chemistry at Agouron Pharmaceuticals, Inc., from 1997 to 2001 (through its acquisitions by Warner Lambert and Warner Lambert’s subsequent acquisition by Pfizer, Inc.). He began work at Agouron as a research scientist in 1988, and served as a project chemist and co-project leader of the HIV Protease Project, which identified Viracept®, Agouron’s first approved drug for the treatment of AIDS, for which he is also an inventor. Dr. Reich received his B.S. in Chemistry in 1982 from San Diego State University and his Ph.D. in Chemistry in 1986 from the University of California, Irvine.

Terence Rugg, M.D., joined us in August 2006 as Chief Medical Officer and Vice President of Development. Prior to joining us, from 2004 to 2006, Dr. Rugg was Head of Oncology, U.S. Medical Affairs at Sanofi-Aventis, leading a department of approximately 60 Regional and National Liaisons and MDs. Prior to that, from 2002 to 2004, he held the position of Vice President, Head of Oncology, Global Medical Affairs at Aventis. Dr. Rugg served in senior roles in several biotechnology and pharmaceutical companies, including Ilex Oncology, Inc., from 1999 to 2002, Eli Lilly and Company, Zeneca Pharmaceuticals, Inc., and British Biotech Ltd. Dr. Rugg has broad oncology drug development experience involving over 30 compounds, including at least 10 different classes of anti-cancer agents. He played a key role in the development of Gemzar® (gemcitabine) while at Eli Lilly and Campath® and Clolar® (clofarabine), while at Ilex Oncology. Dr. Rugg received his M.D. from the University of Rhodesia, Godfrey Higgins School of Medicine and Surgery.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that five of our six directors, Drs. Henney and Formela and Messrs. Bock and Lathi, and Ms. Eastham are independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers. In making this determination, the Board found that none of the directors or nominees for director have a material or other disqualifying relationship with the Company. Mr. Grey, our Chief Executive Officer, is not an independent director by virtue of his employment with us.

Meetings of the board of directors

The Board of Directors met 13 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, other than Stelios Papadopoulos, who attended only 66% of the meetings of the Board and committees on which he served, that were held in 2006 prior to his resignation in September 2006.

As required under applicable Nasdaq listing standards, in fiscal 2006, the Company’s independent directors met twice in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding the Board of Directors and its Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides current membership and meeting information for fiscal 2006 for each of the Board committees:

Governance and
Name	Audit		Compensation		Nominating

Christopher S. Henney, Ph.D., D.Sc.	X				X	*
Louis C. Bock			X		X
Karin Eastham, C.P.A.	X	*	X
Jean-François Formela, M.D.			X	*	X
Michael Grey
Vijay Lathi	X
Total meetings in fiscal year 2006	7		3		0

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of our Board of Directors was established by our Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent auditors; reviews and approves the engagement of our independent auditors; determines whether to retain or terminate our existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of our independent auditors on our audit engagement team as required by law; review and approves or rejects transactions between the company and its officers and directors and significant stockholders and any related persons in accordance with our Related-Persons Transactions Policy; reviews with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls; confers with management and the independent auditors regarding the scope, adequacy and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the audit committee with its charter and meets to review and discuss our annual audited financial statements and quarterly financial statements and periodic reports with management and the independent auditor, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three directors: Messrs. Henney and Lathi and Ms. Eastham. The Audit Committee met 7 times during the 2006 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders in the Corporate Governance section under “Investors” on our website at www.sgxpharma.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Our board of directors has determined that Ms. Eastham qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. The Board of Directors made a qualitative assessment of Ms. Eastham’s level of knowledge and experience based on a number of factors, including her formal education, her experience in public accounting and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year end December 31, 2006 with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Ms. Karin Eastham, C.P.A.
Dr. Christopher S. Henney, Ph.D., D.Sc.
Mr. Vijay Lathi

1 “The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.”

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Bock, Dr. Formela and Ms. Eastham. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met 3 times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders in the Corporate Governance section under “Investors” on our website at www.sgxpharma.com.

The functions of the Compensation Committee of the Board of Directors include, among other things: evaluating and approving the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation; evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members; evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs; administering our equity incentive plans; establishing policies with respect to equity compensation arrangements; reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers; and reviewing and evaluating, at least annually, the performance of the compensation committee.

Commencing this year, the Compensation Committee also began to review with us our Compensation Discussion and Analysis and to consider whether to recommend that it be included in our proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least 3 times annually and with greater frequency if necessary.The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2001, the Compensation Committee formed a Non-Officer Stock Option Committee, currently composed of Mr. Grey, our Chief Executive Officer, to which it has delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. In 2007 the Charter of the Non-Officer Stock Option Committee was modified to provide the Non-Officer Stock Option Committee with authority to grant stock options to employees who are not officers of the Company or who do not report directly to the Chief Executive Officer. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. Typically, as part of its oversight function, the Committee reviews grants made by the subcommittee. During the most recent fiscal year, the subcommittee exercised its authority to grant options to purchase an aggregate of 260,250 shares to non-officer employees.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, analyses of historical executive compensation levels and current Company-wide compensation levels, and analyses of executive and director compensation paid at other comparable companies. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Mr. Bock, Dr. Formela and Ms. Eastham.

ember of our compensation committee has ever been an officer or employee of ours. None of our executive officers currently serves or served at any time during the last completed fiscal year on the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Prior to establishing the compensation committee, our full Board of Directors made decisions relating to the compensation of our executive officers.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management, the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Jean-François Formela, M.D.
Louis C. Bock
Karin Eastham, C.P.A.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors acts on behalf of the Board to identify, review and evaluate candidates to serve as directors of the Company (consistent with criteria approved by the Board). Additionally, the functions of the Corporate Governance and Nominating Committee include, among other things: developing and maintaining a current list of the functional needs and qualifications of members of our board of directors; evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate; interviewing, evaluating, nominating and recommending individuals for membership on our board of directors; evaluating nominations by stockholders of candidates for election to our board; developing, reviewing and amending a set of corporate governance policies and principles, including a code of ethics; considering questions of possible conflicts of interest of directors as such questions arise; recommending to our board of directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise; and evaluating at least annually, the performance of the nominating and corporate governance committee.

The Corporate Governance and Nominating Committee is composed of three directors: Dr. Henney, Dr. Formela and Mr. Bock. All members of the Corporate Governance and Nominating Committee are independent (as

2 “The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance and Nominating Committee met for the first time in early 2007. The Corporate Governance and Nominating Committee has adopted a written charter that is available to stockholders in the Corporate Governance section under “Investors” on our website at www.sgxpharma.com.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Corporate Governance and Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Corporate Governance and Nominating Committee intends to determine whether the nominee is independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee would then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance and Nominating Committee would meet to discuss and consider the candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with SGX’s Board of Directors or an individual director. This information is available in the Corporate Governance section under “Investors” on our website at www.sgxpharma.com. Stockholders of SGX wishing to communicate with SGX’s Board of Directors or an individual director may send a written communication to the Board or such director c/o SGX Pharmaceuticals, Inc., 10505 Roselle Street, San Diego, California 92121, Attn: Corporate Secretary. Each communication should include the name and address of the SGX stockholder on whose behalf the communication is sent and the number of SGX shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by SGX’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such director, will be submitted to the Board or such director on a periodic basis.

Code Of Ethics

We have adopted the SGX Pharmaceuticals, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under “Investors” on our website at www.sgxpharma.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. We will promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

Proposal 2

Ratification Of Selection Of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2006, by Ernst & Young LLP, our principal independent registered public accounting firm.

	Fiscal Year Ended
	2006	2005
	(In thousands)

Audit Fees	$194	$859
Audit-related Fees	17	—
Tax Fees	13	12
All Other	—	—

Total Fees	$224	$871

The audit-related fees incurred in 2006 were related to services rendered in connection with a review of the accounting treatment for a license and collaboration agreement, a review of our implementation of SFAS 123R, and a review of our Company’s interpretation and application of certain SEC staff accounting bulletins. The tax fees for 2006 and 2005 relate to professional services rendered in connection with tax compliance and tax advice. All fees described above were approved by our Audit Committee.

During the fiscal year ended December 31, 2006, no hours expended on our financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP full-time permanent employees.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated this pre-approval authority to the Chair of the Audit Committee and the Chairperson’s decisions are reported to the Audit Committee at the next scheduled meeting.

Our Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 13, 2007 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

BAVP, L.P.(2) 950 Tower Lane, Suite 700 Foster City, CA 94404	2,551,608	16.74%
Atlas Venture Fund IV, L.P. and its affiliates(3) 890 Winter Street, Suite 320 Waltham, MA 02451	2,489,929	16.34%
Biotechnology Value Fund, L.P. and its affiliates(4) 900 North Michigan Avenue, Suite 1100 Chicago, IL 60611	1,769,900	11.62%
Sprout Capital VIII, L.P. and its affiliates(5) 11 Madison Avenue New York, NY 10010	1,406,967	9.23%
Index Ventures Associates I Limited and its affiliates(6) No. 1 Seaton Place, St. Helier Jersey Channel Islands JE48YJ	839,818	5.51%
Michael Grey(7)	370,337	2.39%
Stephen K. Burley(8)	205,118	1.33%
W. Todd Myers(9)	29,427	*
Annette North(10)	58,796	*
Siegfried Reich(11)	24,947	*
Terence Rugg(12)	—	*
Louis C. Bock(13)	2,551,608	16.74%
Jean-Francois Formela(3)	2,489,929	16.34%
Karin Eastham(14)	12,500	*
Christopher Henney(15)	110,215	*
Vijay Lathi(5)	1,411,828	9.26%
All directors and executive officers as a group (11 persons)(16)	7,264,705	46.09%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,237,899 shares outstanding on March 13, 2007, adjusted as required by rules promulgated by the SEC.

(2)	The voting and disposition of the shares held by BAVP, L.P. is determined by the sole managing member of Scale Venture Management I, LLC, the ultimate general partner of BAVP, L.P. The limited partners of BA Direct Investment Fund M, L.P., the limited partner of BAVP, are certain employees of Bank of America, National Association (“BANA”), a wholly owned subsidiary of Bank of America Corporation (“BAC”). And BAS Capital Funding Corporation, a wholly owned subsidiary of BAC. Scale Venture Management I, LLC (“Scale Venture Management”) is the general partner of BAVP. The members of Scale Venture Management are employees of BANA. Louis C. Bock is one of four managing members of Scale Venture Management I,

LLC and, as such, may be deemed to share voting and investment power with respect to the 2,546,747 shares of common stock beneficially owned by Scale Venture Management I, LLC. Mr. Bock disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest therein. Mr. Bock disclaims beneficial ownership of the securities beneficially owned by Scale Venture Management I, LLC, and has advised us that the beneficial ownership of these securities should not be attributed to him. Mr. Bock also holds a stock option, subject to vesting, to purchase up to 12,500 shares of our common stock, 4,861 shares of which he has the right to acquire from us within 60 days of March 13, 2007 and are included above. Pursuant to the policies of BAVP, L.P. and its affiliates, Mr. Bock is deemed to hold this stock option for the benefit of BAVP, L.P. and must exercise the stock option solely for the benefit of BAVP, L.P.; therefore, BAVP, L.P. may be deemed to be the indirect owner of such stock option.

(3)	Includes 27,734 shares (the “Atlas III Shares”) held by Atlas Venture Fund III, L.P. (“Atlas III”), 602 shares (the “AVE III Shares”) held by Atlas Venture Entrepreneurs’ Fund III, L.P. (“AVE III”), 1,880,457 shares (the “Atlas IV Shares”) held by Atlas Venture Fund IV, L.P. (“Atlas IV”), 545,934 shares (the “Atlas IV-A Shares”) held by Atlas Venture Parallel Fund IV-A, C.V. (“Atlas IV-A”) and 30,341 shares (the “AVE IV Shares”, and together with the Atlas III Shares, the AVE III Shares, the Atlas IV Shares and the Atlas IV-A Shares, the “Shares”) held by Atlas Venture Entrepreneurs’ Fund IV, L.P. (“AVE IV,” and together with Atlas III, AVE III, Atlas IV and Atlas IV-A, the “Funds”). As general partner of certain of the Funds, and by virtue of the Funds’ relationship as affiliated limited partnerships, each of Atlas Venture Associates III, L.P. (“AVA III LP”) and Atlas Venture Associates IV, L.P. (“AVA IV LP”) may also be deemed to beneficially own the Shares. As the general partner of AVA III LP and AVA IV LP, respectively, Atlas Venture Associates III, Inc. (“AVA III Inc.”) and Atlas Venture Associates IV, Inc. (“AVA IV Inc.”) may also be deemed to beneficially own the Shares. AVA III LP, AVA IV LP, AVA III Inc. and AVA IV Inc. disclaim beneficial ownership of the Shares except to the extent of their pecuniary interest therein. In their capacities as directors of AVA III Inc. and AVA IV Inc. each of Messrs. Axel Bichara, Jean-Francois Formela and Christopher Spray may be deemed to beneficially own the Shares. Each of Messrs. Bichara, Formela and Spray disclaim beneficial ownership of the Shares except to the extent of his pecuniary interest therein. Dr. Formela also holds a stock option to purchase up to 12,500 shares of our common stock, 4,861 shares of which he has the right to acquire from us within 60 days of March 13, 2007 and are included above. The proceeds of the sale of any such shares belong to Atlas Venture Advisors, Inc. and, therefore, Dr. Formela disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest therein.

(4)	Includes 1,002,200 shares held by BVF Investments, L.L.C. (“Investments”), 389,400 shares held by Biotechnology Value Fund, L.P. (“BVF”), 263,700 shares held by Biotechnology Value Fund II, L.P. (“BVF2”) and 114,600 shares held by Investment 10, L.L.C.(“ILL10”). BVF Partners L.P. and BVF Inc., share voting and dispositive power over shares of our common stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf, BVF Partners L.P. acts as an investment manager and accordingly, BVF Partners L.P. and BVF Inc. have beneficial ownership of all the shares of our common stock owned by such parties.

(5)	Includes 1,245,812 shares held by Sprout Capital VIII, L.P., 74,744 shares held by Sprout Venture Capital, L.P., 26,988 shares held by Sprout Plan Investors, L.P., 55,342 shares held by DLJ ESC II, L.P. and 4,081 shares held by DLJ Capital Corporation. Vijay K. Lathi is a member of our board of directors and is a Managing Director of New Leaf Venture Partners, L.L.C., or NLV. NLV has entered into an agreement with DLJ Capital Corporation, or DLJCC, whereby NLV provides sub-management services for the Sprout investment portfolio. DLJCC is the managing general partner of Sprout Capital VIII, L.P., the general partner of Sprout Venture Capital, L.P., which is affiliated with DLJ LBO Plans Management Corporation, the general partner of DLJ ESC II, L.P., and of DLJ LBO Plans Management Corporation II, which is the general partner of Sprout Plan Investors, L.P., Mr. Lathi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. Mr. Lathi also holds a stock option to purchase up to 12,500 shares of our common stock, 4,861 shares of which he has the right to acquire from us within 60 days of March 13, 2007 and are included above.

(6)	Includes 461,235 shares held by Index Ventures I (Jersey) L.P., 292,866 shares held by Index Ventures I (Delaware) L.P., 15,942 shares held by Index Ventures I Parallel Entrepreneur Fund (Jersey) L.P.,

64,315 shares held by Index Ventures I GmbH & Co. KG and 5,460 shares held by Index Venture Management SA on behalf of Index Employee Investment Plan.

(7)	Includes 270,337 shares that Mr. Grey has the right to acquire from us within 60 days of March 13, 2007 pursuant to the exercise of stock options, 80,074 of which are unvested as of 60 days after March 13, 2007 but may be early exercised by Mr. Grey, subject to repurchase by us.

(8)	Includes 149,387 shares that Dr. Burley has the right to acquire from us within 60 days of March 13, 2007 pursuant to the exercise of stock options, 18,571 of which are unvested as of 60 days after March 13, 2007 but may be early exercised by Dr. Burley, subject to repurchase by us.

(9)	Includes 51,563 unvested restricted stock units outstanding at March 13, 2007 which vest in equal monthly installments through December 2009 and 14,583 shares that Mr. Myers has the right to purchase from us within 60 days of March 13, 2007 pursuant to outstanding stock options.

(10)	Represents 58,796 shares that Ms. North has the right to acquire from us within 60 days of March 13, 2007 pursuant to the exercise of stock options.

(11)	Includes 28,095 unvested restricted stock units outstanding at March 13, 2007 which vest in equal monthly installments through December 2009 and 11,666 shares that Mr. Reich has the right to purchase from us within 60 days of March 13, 2007 pursuant to outstanding stock options.

(12)	Dr. Rugg joined us as our Chief Medical Officer and Vice President, Development in August 2006.

(13)	Includes 2,546,747 shares of our common stock and options to purchase up to 4,861 shares of our common stock that Mr. Bock has the right to acquire from us within 60 days of March 13, 2007.

(14)	Includes 6,250 shares that are subject to repurchase by us within 60 days of March 13, 2007 under certain circumstances.

(15)	Includes 2,188 shares that are subject to cancellation by us within 60 days of March 13, 2007 under certain circumstances and 13,050 shares held by Dr. Henney’s two adult children who do not reside with him, over which Dr. Henney has no beneficial ownership or control.

(16)	Includes the shares referred to in footnotes (2), (3), (5), (7), (8), (9), (10), (11), (13) and (14).

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of December 31, 2006:

Equity Compensation Plan Information

	Number of		Number of securities
	Securities to be		Remaining Available
	Issued upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	1,830,350	$3.49	1,205,844
Equity compensation plans not approved by security holders(2)	—	—	—
Total	1,830,350		1,205,844

(1)	Includes our 2000 Equity Incentive Plan, our 2005 Equity Incentive Plan (“2005 Plan”), our 2005 Non-Employee Directors’ Stock Option Plan (“NEDSOP”) and our 2005 Employee Stock Purchase Plan (“ESPP”). 315,632 shares under column (c) are attributable to our ESPP. Each of our 2005 Plan, NEDSOP and our ESPP contain so called “evergreen” provisions providing for annual increases to their respective share reserves. The number of shares added to our 2005 Plan on the first day of our fiscal year, from 2007 to 2015, will be equal to the lesser of: (i) three and one half percent of our outstanding common stock on December 31 of the preceding fiscal year; (ii) 500,000; or (iii) an amount determined for such year by our Board of Directors. The number of shares added to our NEDSOP on the first day of our fiscal year, from 2007 to 2015, will be equal to the lesser of (i) the aggregate number of shares of our common stock subject to options granted as initial grants and annual grants under the NEDSOP during the immediately preceding fiscal year; or (ii) an amount determined for such year by our Board of Directors. The number of shares added to our ESPP on the first day of our fiscal year, from 2007 to 2015, will be equal to the lesser of: (i) one percent of our outstanding common stock outstanding on January 1 of the current fiscal year; (ii) 150,000; or (iii) an amount determined for such year by our Board of Directors.

(2)	As of December 31, 2006, we did not have any equity compensation plans that were not approved by our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The primary goals of our executive compensation and benefits programs are to attract and retain highly talented individuals to executive management positions and to motivate and encourage our executive management team to pursue and execute on strategic opportunities while effectively managing the risks and challenges inherent in a development stage biopharmaceutical company. Specifically, we have developed a compensation package that combines short and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are most appropriate to incentivize our executive management to achieve, and to reward them for achieving, our strategic and operational goals. These strategic and operational goals include discovery and development of pharmaceutical products.

Our executive compensation structure aims to be competitive in our industry, and to be fair, relative to compensation paid to other professionals within our organization, relative to our short and long-term performance and relative to the value we deliver to our stockholders. Our Compensation Committee evaluates our overall company performance in achieving corporate goals and objectives and evaluates and rewards individual executive performance based on each individual’s contribution to the achievement of those goals and objectives. Our compensation programs aim to ensure that successful, high-achieving employees will remain motivated and committed to our company. Our compensation programs are designed to foster the long-term focus required for success in the biopharmaceutical industry despite the volatility, uncertainty and potential set-backs involved in the discovery and development of pharmaceutical products.

We have not retained a compensation consultant to conduct a comprehensive review all of our policies and procedures with respect to executive compensation, but our Compensation Committee intends to retain such a consultant from time to time in the future to review our executive compensation policies and procedures. We conduct an annual benchmark review of the total compensation of each of our executive officers, as well as the individual components of base salary, incentive compensation and equity compensation. This review is based on a survey of executive compensation paid by approximately 475 life sciences companies conducted by an independent third party, Aon Consulting, Inc., in which we participate (“Radford Survey”). We benchmark our executive compensation against the compensation paid by a peer group of public and private life sciences companies who participate in the Radford Survey. Our Compensation Committee selected the companies within the peer group based on company size, annual revenues and market capitalization. The peer group consists of companies with which we believe we compete for talent and stockholder investment, and many of which are located in our geographical area.

Generally, as we compete with many larger companies for top executive level talent, we believe that our executive compensation should be targeted at or above the median of compensation paid to executives of the companies comprising our peer group. We may deviate from these general target levels to reflect the experience level of the executive and market factors. We have no pre-established target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the information prepared by management from our peer group and the Radford Survey, considers an individual’s contribution to the achievement of strategic goals and objectives, the individual’s overall compensation and other factors, to determine the appropriate level and mix of incentive compensation.

Role of our Compensation Committee

Jean-Francois Formela, Louis Bock and Karin Eastham are the members of our Compensation Committee. Dr. Formela is the Committee Chairman. Our Board of Directors has determined that each member of the Compensation Committee is an independent director as defined by Rule 4200(a)(15) of the National Association of Securities Dealers. The Compensation Committee functions under a written charter (“Charter”) which was adopted by our Board of Directors. A copy of the Charter is available in our Corporate Governance section under “Investors” on our website at www.sgxpharma.com.

The primary objectives of our Compensation Committee with respect to executive compensation, are to attract, retain and motivate the best possible executive talent by providing appropriate levels of risk and reward for executive employees and in proportion to individual contribution and performance. To achieve these objectives, the Compensation Committee establishes appropriate incentives for the executive officers to further the Company’s long term strategic plan and avoid undue emphasis on short term market value.

We revised the charter of our Compensation Committee in January 2007 to authorize the Compensation Committee to make all compensation decisions for our executive officers. Decisions regarding executive compensation paid in 2006 were made by our Board of Directors, following a recommendation by the Compensation Committee. Compensation decisions for our executives, other than the Chief Executive Officer, are generally based on recommendations made by the Chief Executive Officer.

Our Compensation Committee meets as often as is necessary to perform its duties and responsibilities. The Committee held three meetings during 2006 and has held 2 meetings so far in 2007. Dr. Formela works with the Chief Executive Officer to establish the meeting agenda in advance of each meeting. Our Compensation Committee typically meets with the Chief Executive Officer, the Vice President, Legal Affairs, and with the Company’s external counsel. When appropriate, such as when the Committee is discussing or evaluating compensation for the Chief Executive Officer, the Compensation Committee meets in executive session without management. The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board’s assessment of the Company’s performance against its goals and the Chief Executive Officer’s assessment of each executive’s performance against pre-determined objectives.

Elements of 2006 Executive Compensation

Our executive compensation consists of the following components.

Base Salary.  The base salaries for our executives are established based on the scope of their responsibilities and the level of their experience, taking into account competitive market data on compensation within our peer group for similar positions. The base salaries for our executives are reviewed on an annual basis by the

Compensation Committee in connection with our annual company-wide performance evaluation process. Salaries may be adjusted as appropriate to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Increases are considered in the context of the general trends in compensation practices in our industry, our overall annual merit budget, which is approved by our Board of Directors, and in the context of the overall compensation payable to an individual. For newly hired personnel, we considered the base salary of the individual at his or her prior employment, any unique personal circumstances that motivated the executive to leave that prior position and join us, the competitive market and compensation for corresponding positions within comparable geographic areas and industries, the level of experience of the individual and the urgency of the need for this particular skill set within our Company.

Annual Bonus.  The Compensation Committee has the authority to award annual bonuses to our executive officers. Our annual incentive bonus program covers all of our employees. The program is intended to reward our employees, including our executive officers for achieving our annual corporate goals. Our annual incentive bonus plan provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals and individual performance, calculated as a percentage of the executive officer’s base salary, with the higher ranked executive officers being compensated at a higher percentage of base salary. Under our plan, a cash bonus may be payable to an executive officer at the discretion of the Compensation Committee, if at least fifty percent of our corporate goals have been achieved. The Compensation Committee exercises discretion and adjusts awards based on individual performance and target bonus percentages and, for each executive officer other than the Chief Executive Officer, based on a review of such executives’ performance as communicated to the Compensation Committee by the Chief Executive Officer, as well as our overall performance against our strategic goals and objectives during the year. As our Company is still in its early stages of development, and has no long term recurring source of revenue and no product sales, our Compensation Committee may in its discretion, determine not to award cash bonuses to the executives notwithstanding that at least fifty percent of the corporate goals may have been met in a particular year, in order to preserve cash for other corporate purposes.

In late March 2006, our Board of Directors, following the recommendation of our Compensation Committee, approved cash bonuses to our executive officers. These bonuses were awarded for having successfully achieved specified strategic and financial milestones in 2005, including completion of our initial public offering, which occurred in early 2006. Mr. Grey was awarded a performance bonus of $140,003, representing 40% of his 2005 base salary; Mr. Myers was awarded a performance bonus of $56,250, representing 25% of his 2005 base salary; Dr. Burley was awarded a performance bonus of $105,456 representing 32.5% of his 2005 base salary; Ms. North was awarded a performance bonus of $60,840, representing 30% of her 2005 base salary; and Dr. Reich was awarded a performance bonus of $15,000. Even though Dr. Reich had only recently commenced his employment with us, he was awarded a discretionary bonus as a result of his contribution in connection with our initial public offering.

At the meeting of our Compensation Committee on January 26, 2007, the Committee approved the payment of cash bonuses to our executive officers for achievement of certain strategic and financial objectives and the executive’s performance in 2006, including completion of the collaboration and license agreement with Novartis Institutes of Biomedical Research, our performance in connection with certain of our research programs and our performance against a defined financial target. The amount of the cash bonus payable to each executive officer was calculated based upon the overall performance of the Company against its specified strategic and financial milestones, the target bonus percentage for each individual executive, and the performance rating achieved by each executive in connection with the our annual performance management review, as determined by our Compensation Committee. Mr. Grey was awarded a performance bonus of $98,282, representing 27% of his 2006 base salary; Mr. Myers was awarded a performance bonus of $40,500, representing 18% of his 2006 base salary; Dr. Burley was awarded a performance bonus of $70,866, representing 21% of his 2006 base salary; Ms North was awarded a performance bonus of $45,093, representing 18% of her 2006 base salary; and Dr. Reich was awarded a performance bonus of $49,500, representing 18% of his 2006 base salary.

In recognition of the additional business development responsibilities being assumed by Dr. Burley in 2007, the Compensation Committee also provided Dr. Burley an additional potential cash bonus of $250,000, contingent upon continued employment with us and upon the closing prior to December 31, 2007 of a corporate transaction with aggregate proceeds to us or our security holders of at least $50 million. For purposes of this cash bonus award, aggregate proceeds from a corporate transaction would include upfront payments, the cash amount paid to purchase any of our equity securities, committed funding over the initial term (if a collaboration), and potential milestone payments or other contingent payments achievable within 12 months, as determined by our Board of Directors. If the aggregate proceeds include proceeds in the form of securities, the securities would be valued at the listed market value of the securities or the value determined by our Board of Directors if the securities are not listed on a securities exchange.

In connection with its annual compensation review in January 2007, our Compensation Committee also established the 2007 performance bonus award program for executive officers and other employees. The bonus award program provides that the Company must meet at least 50% of its overall corporate goals for the year (as determined by our Board of Directors) for any bonus compensation to be paid and that executive officers and employees must be rated as an “Achieves expected levels of performance” or higher in their annual performance review in order to be eligible for a bonus payout. The ratings and bonus opportunity as a percentage of base salary for the executive officers are listed in the table below and are consistent with the bonus plan for 2006.

	Achieves	Exceeds	Consistently	Significantly
	Expected	Expected	Exceeds	Exceeds
	Levels of	Levels of	Expected Levels	Expected Levels
Performance Ratings	Performance	Performance	of Performance	of Performance

Todd Myers, Annette North, Siegfried Reich	20%	25%	30%	35%
Stephen Burley	25%	30%	35%	40%
Michael Grey	30%	35%	45%	50%

For the 2007 bonus plan, our Board of Directors has established certain strategic and financial objectives for the Company, directed at progressing certain of our kinase inhibitor research programs towards clinical development, entering into a significant strategic transaction and achieving specific financial objectives. The goals for bonuses have been established so that target attainment is not assured and attainment will require a high level of persistence, effort and execution on the part of our executive officers. Even if the requisite strategic and financial objectives are satisfied, our Compensation Committee has full discretion to determine the actual amount, if any, of the bonus awarded to any individual under our bonus award program.

Long Term Incentive Program.  At present, our long-term compensation consists solely of stock options and restricted stock awards. We believe that long term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. Our stock compensation plans have been established to provide all employees, including our executive officers, with incentives to help align the employees’ interests with those of our stockholders, enabling our executive officers to participate in the long-term appreciation of our stockholder value, while personally experiencing the impact of any business setbacks, whether company specific or industry based. Additionally, stock options provide a means of promoting retention of key executives, in as much as they are typically subject to vesting over an extended period of time. Most options vest 25% per year over four years, with no vesting from the date of grant until the first anniversary, and thereafter vesting ratably at the end of each month.

The initial option or restricted stock grant made to each executive officer upon joining us is primarily based on competitive conditions applicable to the executive officer’s specific position. In addition, our Compensation Committee considers the number of options owned by other executive officers in comparable positions within our Company as well as within our peer group. Subsequent grants to executive officers are generally considered and, if appropriate, awarded in connection with the annual company-wide compensation review during the first quarter of the fiscal year. Such subsequent grants serve to maintain a competitive position for our Company relative to new opportunities that may become available to our executive officers.

Awards to an executive officer are based upon his or her sustained performance over time, ability to impact results that drive our stockholder value, level of responsibility within the company, potential to take on roles of increasing responsibility in our company and competitive equity award levels for similar positions and responsibilities in our peer group. Equity awards are not granted automatically to our executive officers on an annual basis. We have not established any stock ownership guidelines for our executives but we believe that a meaningful equity stake in our company by our executive officers fosters alignment between the interests of our executive officers and those of our stockholders.

In March 2006, our Compensation Committee approved the grant of stock options to purchase shares of our common stock to our executive officers, in recognition of the executive officer’s performance in connection with our initial public offering and for attaining other strategic objectives. These stock option awards are described in the “Grants of Plan Based Awards” table below.

On January 26, 2007, the Compensation Committee approved the grant of stock options to purchase shares of our common stock to our executive officers, in recognition of their performance in 2006. The Committee granted Mr. Grey an option to purchase 150,000 shares of our common stock; Dr. Burley, an option to purchase 100,000 shares of our common stock; Mr. Myers, an option to purchase 50,000 shares of our common stock; Dr. Reich, an option to purchase 50,000 shares of our common stock; and Ms. North an option to purchase 50,000 shares of our common stock. All options were granted with an exercise price of $3.63 per share, the fair market value of our common stock on the date of grant, consistent with our granting policies.

When determining the number of options to be granted to the executive officers, the compensation committee considered:

•	The fair value of the grant using a Black-Scholes valuation for equity awards that is consistent with SFAS 123R compared with the fair value of comparable grants in our peer group;

•	The number of options granted by position in our peer group;

•	The number of options granted by position as a percentage of total common shares outstanding, compared with the applicable percentages of comparable grants in our peer group; and

•	The executive’s total stock ownership and unvested ownership position.

We believe these comparisons provide an important context for comparing the competitive level of our equity based compensation practices to those of other companies in our peer group.

Benefits.  We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

•	Health and dental insurance

•	Life insurance

•	Short and long-term disability

•	401(k) plan (with no company matching component)

•	Employee Stock Purchase Plan (ESPP)

These benefits are consistent with those offered by other companies in our industry and geographical location.

Change in Control and Severance Benefits.  We have entered into Change in Control and Severance Agreements with each of our Named Executive Officers as described under “Post Termination Compensation and Benefits” below.

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2006

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation
		Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Compensation(4)	Earnings	All Other
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Michael Grey President and Chief Executive Officer	2006	363,468	—	—	1,117,251	98,282	—	—	1,579,001
W. Todd Myers Chief Financial Officer	2006	225,000	—	153,660	50,264	40,500	—	—	469,424
Stephen Burley Chief Scientific Officer	2006	336,960	—	—	549,541	70,866	—	—	957,367
Siegfried Reich Vice President, Drug Discovery	2006	254,904	15,000	137,723	40,211	49,500	—	—	497,338
Annette North Vice President, Legal Affairs and Corporate Secretary	2006	248,683	—	—	203,006	45,093	—	—	496,782

(1)	The amount in column (d) reflects the bonus paid to Dr. Reich in March 2006 in recognition of his contribution to our initial public offering in early 2006.

(2)	The amounts in column (e) reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

(3)	The amounts in column (f) reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

(4)	The amounts in column (g) reflect bonuses paid to the Named Executive Officers in 2007 for their performance in 2006. The amounts do not include bonus amounts paid in early 2006 for performance in 2005 and in connection with the Company’s initial public offering, which amounts have been reported in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 and are described under Long Term Incentive Program, above.

Grants of Plan Based Awards

The following table shows for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the Named Executive Officers.

			All Other Option Awards:
		All Other Stock	Number of Securities	Exercise or Base	Grant Date Fair
		Awards; Number of	Underlying Options	Price of Option	Value of Stock and
Name	Grant Date	Shares of Stock (#)	(#)	Awards ($/Sh)(1)	Option Awards

Michael Grey	03/07/2006		80,000	7.66	392,696	(2)
W. Todd Myers	03/07/2006		50,000	7.66	245,435	(2)
	03/07/2006	75,000			574,500	(3)
Stephen Burley	03/07/2006		50,000	7.66	245,435	(2)
Siegfried Reich	03/07/2006		40,000	7.66	196,348	(2)
	03/07/2006	75,000			574,000	(3)
Annette North	03/07/2006		60,000	7.66	294,522	(2)

(1)	The exercise price of the stock option awards is equal to the fair market value of stock on the date of grant, as determined by our Board under our 2005 Equity Incentive Plan, which was the prior day’s closing price of our common stock as reported by the NASDAQ Global Market®.

(2)	Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

(3)	The grant date fair value of the restricted stock was calculated by multiplying the number of stock units by the market price of the stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value of
	Unexercised	Unexercised	Option			Shares or Units		Shares or Units of
	Options	Options	Exercise	Option Expiration		of Stock That		Stock That Have Not
Name	(# Exercisable)	(# Unexercisable)	Price ($)	Date(7)		Have Not Vested (#)		Vested ($)

Michael Grey	4,425	633	13.44	06/04/2013	(1)	—		—
	2,383		3.96	01/13/2014	(2)
	134,993	128,870	1.00	05/12/2015	(3)
		80,000	7.66	03/06/2016	(4)
Todd Myers		50,000	7.66	03/06/2016	(4)	56,250	(4)	196,875
Stephen Burley	12,351		13.44	05/03/2011	(5)	—		—
	6,175		1.58	05/03/2011	(6)
	2,529		13.44	01/28/2012	(2)
	14,422		13.44	01/28/2012	(4)
	2,212	317	13.44	06/04/2013	(1)
	2,003		3.96	01/12/2014	(2)
	63,019	61,981	1.00	05/12/2015	(3)
		50,000	7.66	03/06/2016	(4)
Annette North	632		13.44	09/19/2011	(4)	—		—
	1,896		13.44	01/30/2012	(1)
	948		13.44	07/30/2012	(1)
	553	79	13.44	06/04/2013	(1)
	744		3.69	01/12/2014	(2)
	32,291	17,709	1.00	05/12/2015	(3)
		60,000	7.66	03/06/2016	(4)
Siegfried Reich		40,000	7.66	03/07/2016	(4)	75,000	(4)	262,500

(1)	1/48th of the shares subject to the option vest and become exercisable in equal monthly installments over 48 months, subject to accelerated vesting under specified circumstances as described in “Post Termination Compensation Benefits” below.

(2)	100% of the shares subject to the option became immediately vested and exercisable on the date of the grant.

(3)	25% of the total number of shares subject to the option vest on the grant date and the remainder vest 1/36th per month thereafter, subject to accelerated vesting under specified circumstances as described in “Post Termination Compensation Benefits” below.

(4)	25% of the total number of shares subject to the option or stock awards vest at the end of the first year, the remainder vest 1/36th per month thereafter, subject to accelerated vesting under specified circumstances as described in “Post Termination Compensation Benefits” below.

(5)	1,181 of the shares subject to this option vested and became exercisable on November 1, 2001, 4,564 of the shares vested and became exercisable on May 4, 2002, and the remaining shares vested in equal monthly installments over the following 36 months.

(6)	1,027 of the shares subject to this option vested and became exercisable on May 4, 2001, 592 of the shares vested and became exercisable on November 1, 2002, and the remaining shares vested in equal monthly installments over the following 34 months.

(7)	The option expiration date for each option is 10 years after the date of grant of each option.

Options Exercises and Stock Vested

The following table presents information regarding the vesting of stock awards during the fiscal year ended December 31, 2006. None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Michael Grey	—	—	—	—
W. Todd Myers	—	—	18,750	56,625
Stephen Burley	—	—	—	—
Annette North	—	—	—	—
Siegfried Reich	—	—	—	—

Post Termination Compensation and Benefits

In November 2006, our Board of Directors approved change of control and severance arrangements with each of our Named Executive Officers, Michael Grey, Stephen Burley, W. Todd Myers, Annette North and Siegfried Reich.

Our Board of Directors determined that it was in our stockholders best interests to foster the retention of our Named Executive Officers and to create uniformity in the terms of conditions of the severance and other benefits to which our Named Executive Officers and other executive officers are entitled upon certain terminations of such executive’s employment or upon an acquisition transaction or other change in control of the Company. Additionally, our Board of Directors recognized that from time to time the Board may consider the possibility of an acquisition transaction or other change in control of the Company and that such events, and the uncertainties that such events may create among management, can be a distraction to our executives and can cause them to consider or pursue alternative employment opportunities. To assist our Board of Directors in determining the appropriate provisions to implement, our Board of Directors directed us to obtain the assistance of an outside compensation consultant. Our Board of Directors reviewed the materials prepared by us and Setren, Smallberg & Associates, Inc., the compensation consultant, and considered, among other things: (i) the purposes behind providing severance and change of control benefits to our Named Executive Officers and other executives, (ii) the specific circumstances that would trigger such severance and change of control benefits, (iii) each element of such severance and change of control benefits (i.e., lump sum payments, salary continuation, bonus, benefits, option or other equity award acceleration and exercise period extensions, etc.) in the context of all other current compensation and benefits provided by us to our Named Executive Officers and other executives and how each such element of such compensation arrangement fits into our overall compensation objectives, (iv) estimated payments and benefits provided in each termination circumstance, and (v) any material conditions or obligations for receiving such severance and change of control benefits and the other related terms and conditions.

The details of the potential payments payable to our Named Executive Officers upon termination of employment with or without a change of control, under severance and change in control agreements are set out below. Payments due by us to our Named Executive Officer pursuant to the agreements will not be “grossed up” to reduce or eliminate the effect of the “golden parachute” or other tax provisions of the Internal Revenue Code. Any obligation to pay taxes remains an obligation of the executive officer.

  Michael Grey

Upon a change in control (as defined in the change in control severance agreement), the vesting of equity awards held by Mr. Grey will be accelerated by 12 months. In addition, if his employment is terminated without “Cause” (as defined in the change in control severance agreement) at any time, Mr. Grey will receive 12 months salary continuation and, other than in connection with a change of control, 12 months accelerated vesting of stock options or other equity awards. If Mr. Grey’s employment is terminated without “Cause” or he resigns for “Good

Reason” (as defined in the change in control severance agreement) within three months prior to or 12 months following a change of control, then he is entitled to the following benefits (in lieu of 12 months salary continuation):

•	a lump sum payment of 24 months salary;

•	continuation of health and welfare benefits for 12 months;

•	the targeted bonus for the year in which the change in control occurs;

•	continuance of indemnification rights and liability insurance;

•	automatic vesting of unvested stock options and equity awards; and

•	an extension of the option exercise period to up to 15 months or, such shorter period as complies with Section 409A of the Internal Revenue Code.

  Stephen Burley

Upon a change in control (as defined in the change in control severance agreement), the vesting of equity awards held by Dr. Burley will be accelerated by 12 months. In addition, if his employment is terminated without “Cause” (as defined in the change in control severance agreement) at any time, Dr. Burley will receive 12 months salary continuation and, other than in connection with a change of control, 12 months accelerated vesting of stock options or other equity awards. If Dr. Burley’s employment is terminated without “Cause” or he resigns for “Good Reason” (as defined in the change in control severance agreement) within three months prior to or 12 months following a change of control, then he is entitled to the following benefits (in lieu of 12 months salary continuation):

•	a lump sum payment of 12 months salary;

•	continuation of health and welfare benefits for 12 months;

•	the targeted bonus for the year in which the change in control occurs;

•	continuance of indemnification rights and liability insurance;

•	automatic vesting of unvested stock options and equity awards; and

•	an extension of the option exercise period to up to 12 months or, such shorter period as complies with Section 409A of the Internal Revenue Code.

  W. Todd Myers, Siegfried Reich and Annette North

Upon a change in control (as defined in the change in control severance agreements), the vesting of equity awards held by each of Mr. Myers, Dr. Reich and Ms. North will be accelerated by 12 months. In addition, if any of these executive officers’ employment is terminated without “Cause” (as defined in the change in control severance agreement) at any time, the executive will receive 12 months salary continuation. If the executive’s employment is terminated without “Cause” or the executive resigns for “Good Reason” (as defined in the change in control severance agreement) within three months prior to or 12 months following a change of control, then the executive is entitled to the following benefits (in lieu of 12 months salary continuation):

•	a lump sum payment of 12 months salary;

•	continuation of health and welfare benefits for 12 months;

•	the targeted bonus for the year in which the change in control occurs;

•	continuance of indemnification rights and liability insurance;

•	automatic vesting of unvested stock options and equity awards; and

•	an extension of the option exercise period to up to 12 months or, such shorter period as complies with Section 409A of the Internal Revenue Code.

The Change of Control Severance Agreements for each of the Named Executive Officers have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Potential Payments upon Termination or Change in Control

The following tables shows the potential payments to our Named Executive Officers upon termination or a change of control of the Company, assuming the events occur on December 31, 2006.

Potential Payments upon Termination without Cause or Resignation for Good Reason within 12 months of a Change in Control

	Salary +	Value of
	Bonus ($)	Benefits	Value of Accelerated Equity
Name	(lump sum)	Continuation ($)(1)	Awards ($)(2)	Total ($)

Michael Grey	910,015	14,171	322,175	1,246,361
W. Todd Myers	303,750	11,527	196,875	512,152
Stephen Burley	472,443	9,845	154,953	637,241
Annette North	338,199	300	44,273	382,772
Siegfried Reich	371,250	11,527	262,500	645,277

(1)	Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

(2)	These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2006, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

Potential Payments upon Termination without Cause prior to or more than 12 months after a Change in Control

	Salary	Value of Benefits	Value of Accelerated
Name	Continuation ($)	Continuation(1)($)	Equity Awards ($)(2)	Total ($)

Michael Grey	364,006	14,171	227,415	605,592
W. Todd Myers	225,000	—	—	225,000
Stephen Burley	337,459	9,845	109,378	456,682
Annette North	250,518	—	—	250,518
Siegfried Reich	275,000	—	—	275,000

(1)	Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

(2)	These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2006, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

Potential Payments Upon Change in Control(1)

Value of Accelerated Equity
Name	Awards ($)(2)

Michael Grey	227,415
W. Todd Myers	65,625
Stephen Burley	109,378
Annette North	31,250
Siegfried Reich	125,780

(1)	Potential payments assuming no termination without Cause or resignation for Good Reason.

(2)	These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2006, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all of our non-employee directors:

				Non-Equity
		Stock	Option	Incentive Plan	All Other
	Fees Earned or Paid	Awards	Awards ($)	Compensation	Compensation	Total
Name(1)(2)	in Cash ($)	($)(3)	(4)	($)	($)	($)

Christopher Henney	87,084	271,425		—	—	358,509
Louis Bock	32,500	—	15,663	—	—	48,163
Karin Eastham	60,108	—	82,173	—	—	142,281
Jean-Francois Formela	37,917	—	15,663	—	—	53,580
Vijay Lathi	37,917	—	15,663	—	—	53,580
Stelios Papadopoulos	22,083	—	88,478	—	—	110,561

(1)	Michael Grey, one of our directors, has been omitted from this table since he receives no additional compensation for serving on our Board; his compensation is described in the Summary Compensation Table above.

(2)	Stelios Papadopoulos resigned from the Board effective September 28, 2006.

(3)	The amount reflects the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of restricted stock awards granted in 2005. Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007. The grant date fair value of Dr. Henney’s stock award is $723,800. Dr. Henney has 70,000 shares subject to a stock award outstanding as of December 31, 2006.

(4)	These amounts reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock option awards granted in 2005 and 2006. Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007. The grant date fair value of the stock options awarded to each of Mr. Bock, Dr. Formela and Mr. Lathi is $58,074. The grant date fair value of the stock option awarded to Ms. Eastham is $164,899. The following are the aggregate number of option awards outstanding as of December 31, 2006 that have been granted to each of our non-employee directors: Mr. Bock: 12,500; Dr. Formela: 12,500; Mr. Lathi: 12,500.

Non-Employee Director Compensation

We review the level of compensation for our non-employee directors on an annual basis, concurrent with the review of employee compensation. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of sources including: publicly available data describing director compensation in peer companies, surveys obtained by our human resources department and information obtained directly from other companies.

We compensate our non-employee directors through a mixture of cash and equity-based compensation.

In March 2006, our Board of Directors, following the recommendation of our Compensation Committee, approved non-employee director stock option grants of 12,500 shares to each of the existing non-employee directors who had not previously received stock option awards from us: Louis C. Bock, Dr. Jean-François Formela and Vijay Lathi. The non-employee director stock option grants were made pursuant to our 2005 equity incentive plan that had been previously approved by our board and stockholders. The exercise price of each of the stock options was equal to the fair market value of a share of our common stock on the date of grant. Each of the stock options vest in equal monthly installments over three years.

We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In March 2006, our board of directors, following the recommendation of the compensation committee of our board of directors, approved cash compensation in the form of annual retainer fees to be paid to our non-employee directors as follows:

•	$60,000 for the Chairman of our Board of Directors and $25,000 for other non-employee members of our board;

•	$15,000 for the Chair of the Audit Committee and $7,500 for the other Audit Committee members;

•	$5,000 each for the Chair of the Compensation Committee and the Nominating Committee; and

•	$2,500 for the other Compensation Committee and Nominating Committee members.

These annual retainers are for the non-employee directors’ service on our Board of Directors and the committees of our board. Each non-employee director of the board will receive his or her respective cash compensation provided such director attends, in person or telephonically, 75% of the board or committee meetings, as applicable, during any calendar year.

Our 2005 non-employee directors’ stock option plan became effective on January 31, 2006. This plan provides for the automatic grant of options to purchase shares of common stock to our non-employee directors. Our current non-employee directors will begin receiving automatic annual grants of options to purchase 10,000 shares of our common stock under this plan in connection with the 2007 annual meeting of stockholders. In addition, all of our directors are eligible to participate in our 2005 equity incentive plan and our employee directors are eligible to participate in our 2005 employee stock purchase plan. Our Board of Directors adopted the 2005 non-employee directors stock option plan in August 2005 in connection with the Company’s pending initial public offering, with the anticipation that the Company’s first annual meeting of stockholders as a public company would be held in 2006. Given the delay in, and eventual timing of the Company’s initial public offering, no annual meeting of stockholders was held in 2006 and our non-employee directors did not receive the anticipated automatic stock option grants under this plan in 2006. Our Board is considering whether to grant additional discretionary options to our non-employee directors from our 2005 equity incentive plan, in addition to the annual automatic grants, as compensation for the absence of any automatic grants in 2006.

Following the Compensation Committee’s review in January 2007 of market data in peer companies, the Compensation Committee recommended to the Board and the Board approved at its meeting in March 2007, increasing the annual grants under the non-employee directors’ option plan to 10,000 shares and providing for accelerated vesting of options previously granted to non-employee directors under the 2000 and 2005 equity incentive plans so that such options have the same accelerated vesting provisions in the event of a change in control as those governing options under our non-employee directors’ stock option plan.

Transactions With Related Persons

Related-Person Transactions policy and Procedures

In March 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of ours, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied to us by our executive officers, directors and certain significant shareholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our and our stockholder’s best interests, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Under our amended and restated investor rights agreement entered into in connection with our Series B preferred stock financing, some of our preferred stockholders have Form S-3 registration rights and “piggyback” registration rights. In March 2006, we and certain of our principal stockholders amended our amended and restated investor rights agreement to add Novartis Pharma AG as a party to the agreement. Novartis was provided the same demand registration rights, Form S-3 registration rights and “piggyback” registration rights as our other principal stockholders that are parties to that agreement.

Entities affiliated with certain of our principal stockholders, including Atlas Venture Associates IV, Inc., BAVP, L.P., and Sprout Capital VIII, L.P., purchased an aggregate of 1,016,666 shares of our common stock in our initial public offering.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify to the full extent authorized by law any person made, or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the officer or director, his/her testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation or any predecessor of the corporation.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are SGX stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to SGX Pharmaceuticals, Inc., Annette North, Secretary, 10505 Roselle Street, San Diego, CA 92121 at (858)558-4850. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael Grey
President and Chief Executive Officer

April 13, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, SGX Pharmaceuticals, Inc., 10505 Roselle Street, San Diego, CA 92121.

SGX PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2007
The undersigned hereby appoints Michael Grey and W. Todd Myers, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SGX Pharmaceuticals, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of SGX Pharmaceuticals, Inc. to be held at 10505 Roselle Street, San Diego, California 92121 on Thursday, May 17, 2007 at 9:00 a.m. (Pacific time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting.
Unless a contrary direction is indicated, this Proxy will be voted for the nominees listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
(continued and to be signed on other side)

SGX PHARMACEUTICALS, INC.
10505 ROSELLE STREET
SAN DIEGO, CA 92121
VOTE BY MAIL.
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to SGX Pharmaceuticals, Inc., c/o US Stock Transfer, 1745 Gardena Avenue, Glendale, CA 91204

▼	Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope	▼
▼     DETACH PROXY CARD HERE     ▼
SGX PHARMACEUTICALS

Proposal 1: To elect three directors, Louis C. Bock, Michael Grey and Vijay Lathi, to hold office until the 2010 Annual Meeting.	☐FOR	☐WITHHOLD
Director Nominees: Louis C. Bock, Michael Grey, Vijay Lathi
Board of Directors recommends a vote for the election of each of the nominees for director.

Proposal 2: To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of SGX for its fiscal year ending December 31, 2007	☐FOR	☐AGAINST	☐ABSTAIN
The Board of Directors recommends a vote for Proposal 2.
Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated:	, 2007

Signature

Signature (Joint Owners)